Wiley Announces Quarterly Dividend

Hoboken, NJ, March 20, 2020 – John Wiley and Sons (NYSE: JW-A and JW-B), a global research and education company, today announced that its Board of Directors has declared a quarterly cash dividend of $0.34 per share on its Class A and Class B Common Stock, payable on April 15, 2020 to shareholders of record on March 31, 2020.

The Company also announced that its Board of Directors has approved a $200 million share repurchase authorization, on top of the 1.1 million shares remaining in its 2016 program.  From June 2016, when the previous 4 million share program was announced, through January 2020, Wiley spent approximately $146 million buying back 2.9 million shares.

Commenting on the announcement, Wiley President and CEO Brian Napack said:

“This new authorization demonstrates our continued confidence in our Research and Education businesses and the essential content, platforms and services that they deliver worldwide, along with our continued ability to generate strong free cash flow and return capital to our shareholders.”

To access the Company’s third quarter 2020 results, please see:
https://newsroom.wiley.com/press-release/all-corporate-news/wiley-reports-third-quarter-fiscal-2020-results

About Wiley
Wiley drives the world forward with research and education.  Through publishing, platforms and services, we help students, researchers, universities, and corporations to achieve their goals in an ever-changing world. For more than 200 years, we have delivered consistent performance to all of our stakeholders. The Company's website can be accessed at www.wiley.com.